For immediate release:	For more information contact:
November 14, 2001	Joe O'Leary, Sr. Vice President - CFO 920-433-1463

WPS Resources Expects to Meet 2001 Earnings Projections
The company also announces expectations for 2002

Green Bay, WI - Though developments during the fourth quarter have altered the source of expected earnings, WPS Resources Corporation (NYSE: WPS) continues to expect 2001 earnings of $2.50 to $2.55 per share.

During this fourth quarter, the company is experiencing added expenses because of increased maintenance at the Kewaunee Nuclear Power Plant including an unexpected indication of possible reactor coolant leakage causing corrosive deposits on some of the control rods, replacement power costs during steam generator replacement at Kewaunee and the repairs to Unit 7 of the Pulliam generating plant, the slowdown in the economy causing larger-than-expected uncollectibles and the lack of new construction so costs are shifted to operating expense, and increased benefit costs. In addition, because these added expenses lower tax liability, production at the company's synthetic fuel operation was curtailed, lessening the generation of tax credits.

Despite these setbacks, the company expects to reach its earnings projections due to the implementation of a 5- to 7-year asset management program that will begin with an initial land sale to the State of Wisconsin. Wisconsin Public Service Corporation, a subsidiary of WPS Resources, has signed a Letter of Intent (or, reached an agreement) with the Wisconsin Department of Natural Resources to sell them some of our land adjacent to our hydro facilities. This will help achieve the earnings per share estimate for 2001 of $2.50 to $2.55 and is the first of an expected series of payments for the disposal of assets that have been determined as unnecessary for the operations of our businesses. Our program to manage corporate assets involves assessing the assets' functionality in serving business units' needs and determining alternative uses to maximize the value if no longer needed for operations. The corporate asset management program is expected to contribute 15 cents per share to 25 cents  per share on an average annual basis. The assets involve primarily land but would also address facilities.

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WPS Resources Expects to Meet 2001 Earnings Projections

November 14, 2001

With regard to corporate earnings for 2002, WPS Resources has indicated that it should be able to meet its goal of 8% to 10% growth of earnings per share on an annualized basis. On a three-year annualized basis, to achieve the 8% to 10%, the company will need to have earnings per share of about $2.75 to $3.00. Our preliminary 2002 estimate indicates that if expected rate relief occurs, along with the continuous growth of our nonregulated energy services business, the stabilization of both the regulated and nonregulated generating plants, and the full utilization of our share of the tax credits relating to our synthetic fuel operation, the company's earnings should be in the range noted above.

Forward-Looking Statements

This press release contains forward-looking statements regarding the realization of projected results for 2001 and 2002 for WPS Resources and its subsidiaries. Forward-looking statements are beyond the ability of WPS Resources to control and, in many cases, WPS Resources cannot predict what factors would cause actual results to differ materially from those indicated by forward-looking statements. The following factors, and other factors not listed here, could cause actual results to differ materially from those contained in forward-looking statements.

  General economic, business, and regulatory conditions
  Legislative and regulatory initiatives regarding deregulation and restructuring of the utility industry which could affect costs and investment recovery
  State and federal rate regulation
  Growth, competition, and the extent and timing of new business development in the markets of subsidiary companies
  The performance of projects undertaken by subsidiary companies
  Energy supply and demand
  Financial market conditions, including availability, terms, and use of capital
  Nuclear and environmental issues
  Weather and other natural phenomena
  Commodity price and interest rate risk
  Federal and state tax policies
  Acts of terrorism

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